UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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CHATTEM, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CHATTEM, INC.

1715 West 38th Street

Chattanooga, Tennessee 37409

March 3, 2006

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Chattem, Inc., to be held on Wednesday, April 12, 2006, at 1:00 p.m., in the Company’s executive offices located in Chattanooga, Tennessee. The matters expected to be acted upon at the meeting are described in detail in the attached Notice of Annual Meeting and Proxy Statement.

I hope that you will be able to attend the Annual Meeting on April 12, 2006.

Sincerely,

Zan Guerry Chairman of the Board and Chief Executive Officer

Enclosures

CHATTEM, INC.

1715 West 38th Street

Chattanooga, Tennessee 37409

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

APRIL 12, 2006

To the Shareholders of Chattem, Inc.:

Notice is hereby given that the Annual Meeting of Shareholders (the “Annual Meeting”) of Chattem, Inc., a Tennessee corporation (the “Company”), will be held on Wednesday, April 12, 2006, at 1:00 p.m. local time, at the Company’s executive offices, 1715 West 38th Street, Chattanooga, Tennessee 37409, for the following purposes:

(1)	To elect two members to the Board of Directors, each to serve for a three year term;

(2)	To ratify the appointment of Grant Thornton LLP as the Company’s independent auditors for fiscal year 2006; and

(3)	To transact such other business as may properly come before the Annual Meeting or any adjournment(s) thereof.

Information regarding the matters to be acted upon at the Annual Meeting is contained in the Proxy Statement attached to this Notice.

Only shareholders of record at the close of business on February 17, 2006 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment(s) thereof.

You are encouraged to attend the Annual Meeting in person. IF YOU ARE UNABLE TO ATTEND THE ANNUAL MEETING, THE BOARD OF DIRECTORS REQUESTS THAT, AT YOUR EARLIEST CONVENIENCE, YOU PLEASE COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED REPLY ENVELOPE, WHICH NEEDS NO POSTAGE IF MAILED IN THE UNITED STATES.

Zan Guerry

Chairman of the Board and

Chief Executive Officer

Chattanooga, Tennessee

March 3, 2006

CHATTEM, INC.

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

APRIL 12, 2006

GENERAL INFORMATION

The accompanying proxy is solicited by the Board of Directors of Chattem, Inc., a Tennessee corporation (the “Company”), for use at the Company’s Annual Meeting of Shareholders (the “Annual Meeting”), and at any adjournment(s) thereof, to be held at the Company’s executive offices, 1715 West 38th Street, Chattanooga, Tennessee 37409, on Wednesday, April 12, 2006, at 1:00 p.m. local time, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. Solicitations of proxies may be made in person or by mail, telephone or telegram by directors, officers and regular employees of the Company. The Company will also request banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward solicitation material to the beneficial owners of the Company’s shares held of record by such persons, will furnish at its expense the number of copies thereof necessary to supply such material to all such beneficial owners and will reimburse the reasonable forwarding expenses incurred by such record owners. All costs of preparing, printing, assembling and mailing the form of proxy and the material used in the solicitation will be paid by the Company. This Proxy Statement is first being mailed to shareholders on or about March 3, 2006.

VOTING INFORMATION

Record Date

The Board of Directors has fixed the close of business on February 17, 2006 as the record date (the “Record Date”) for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. Each share of the Company’s common stock, no par value per share (“Common Stock”), is entitled to one vote. As of February 17, 2006, there were issued and outstanding 19,529,396 shares of Common Stock.

Revocability of Proxy

Granting a proxy does not preclude the right of the shareholder giving the proxy to vote in person, and a shareholder may revoke his or her proxy at any time before it has been exercised, by giving written notice to the Secretary of the Company, by delivering a later dated proxy or by voting in person at the Annual Meeting.

Quorum; Voting

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock which are entitled to vote is necessary to constitute a quorum at the Annual Meeting. So long as a proxy is properly executed and returned, the shares represented by such proxy will be deemed present for purposes of determining a quorum. Therefore, abstentions, withheld votes and broker non-votes will count for determining whether a quorum exists. Generally, broker non-votes occur when a broker returns a properly executed proxy but does not vote on a particular matter because (i) the broker has not received voting instructions from the beneficial owner, and (ii) the broker lacks discretionary voting power to vote such shares.

If a quorum is not present or represented at the Annual Meeting, the shareholders entitled to vote, whether present in person or represented by proxy, have the power to adjourn the Annual Meeting from time to time, without notice other than announcement of the new date, time and place at the Annual Meeting, until a quorum is present or represented. At any such adjourned Annual Meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the Annual Meeting as originally noticed.

On all matters submitted to a vote of the shareholders at the Annual Meeting or any adjournment(s) thereof, each shareholder will be entitled to one vote for each share of Common Stock owned of record at the close of business on February 17, 2006. There will be no cumulative voting. Abstentions and broker non-votes will not be considered as “votes cast” and, thus, will not be included in vote totals either “FOR” or “AGAINST” any matter.

OWNERSHIP OF COMMON STOCK

Set forth below is information, as of February 17, 2006 (unless otherwise noted), with respect to beneficial ownership by (a) each person who is known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (b) each director and nominee, (c) the “named executive officers” (as such term is defined under Item 402(a)(3) of Regulation S-K) for the previous fiscal year, and (d) all directors and executive officers of the Company as a group:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class (2)
5% or more Beneficial Owners

Peter R. Kellogg 120 Broadway New York, NY 10274	2,000,000	(3)	10.2

Gates Capital Management, Inc. 1177 Avenue of the Americas, 32nd Floor New York, NY 10036	1,056,440	(4)	5.4

Directors (including Officers)
Zan Guerry	1,199,209	(5)(6)	6.1
Robert E. Bosworth	830,627	(6)(7)	4.2
Samuel E. Allen	45,000		*
Richard E. Cheney	39,520		*
Philip H. Sanford	38,090		*
Bill W. Stacy	13,326		*
Ruth W. Brinkley	529		*
Gary D. Chazen	0		*

Officers

B. Derrill Pitts	53,500		*
Donald K. Riker	51,526	(8)	*
Richard W. Kornhauser	69,035	(9)	*
Charles M. Stafford	44,750		*
Directors and Executive Officers as a Group (14 persons)	1,806,734	(6)	9.0

*	Less than 1.0%
(1)	Except as otherwise indicated, beneficial ownership refers to either shared or sole voting and investment power. The amounts include the following numbers of shares subject to purchase pursuant to options that are exercisable or will become exercisable within 60 days of February 17, 2006: Mr. Guerry—192,500 shares, Mr. Bosworth—63,000 shares, Mr. Allen—4,000 shares, Mr. Cheney—25,000 shares, Mr. Sanford—9,000 shares, Dr. Stacy—1,500 shares; Mr. Pitts—48,000 shares, Dr. Riker—47,750 shares, Mr. Kornhauser—62,500 shares, Mr. Stafford—38,250 shares and all directors and executive officers as a group—638,500 shares.
(2)	For the purpose of computing the percentage of outstanding shares owned by each beneficial owner, the shares issuable pursuant to stock options held by such beneficial owner that are exercisable or will become exercisable within 60 days of February 17, 2006 are deemed to be outstanding. Such shares are not deemed to be outstanding for the purpose of computing the percentage owned by any other person. There were 19,529,396 shares of Common Stock outstanding as of February 17, 2006.
(3)	This information is based solely upon a Schedule 13G/A filed by Mr. Kellogg on February 15, 2006.
(4)	This information is based solely upon a Schedule 13G filed by Gates Capital Management, Inc. on February 17, 2006.
(5)	Includes 5,599 shares held in trust for Mr. Guerry pursuant to the terms of the Company’s Savings and Investment Plan.

(6)	Includes 738,228 shares owned by Hamico, Inc., a charitable foundation for which Messrs. Guerry and Bosworth serve as directors and executive officers. Messrs. Guerry and Bosworth disclaim beneficial ownership of all such shares.
(7)	Includes 1,200 shares held in trust for the benefit of one of Mr. Bosworth’s children. Mr. Bosworth disclaims beneficial ownership of these shares.
(8)	Includes 276 shares held in trust for Dr. Riker pursuant to the terms of the Company’s Savings and Investment Plan.
(9)	Includes 1,435 shares held in trust for Mr. Kornhauser pursuant to the terms of the Company’s Savings and Investment Plan.

ITEMS TO BE VOTED ON BY SHAREHOLDERS

Item 1—Election of Directors

Each director elected at the Annual Meeting will serve for a three year term expiring at the Annual Meeting of Shareholders in 2009 and until his successor has been elected and qualified or until his earlier resignation or removal. Messrs. Robert E. Bosworth and Gary D. Chazen are the Board of Directors’ nominees for election.

Proxies in the accompanying form that are properly executed and returned will be voted at the Annual Meeting and any adjournment(s) thereof in accordance with the directions on such proxies. Any properly executed and returned proxy that is marked “WITHHOLD AUTHORITY” with respect to one or more nominees will not be voted for the nominee or nominees so indicated and, thus, will have no effect on the outcome of the vote. However, any properly executed proxy that is returned without directions regarding the election of directors will be voted “FOR” the election of the two persons specified as nominees for directors of the Company, each of whom will serve for a three year term. The Company has no reason to believe that any of the nominees will be unable or unwilling to serve if elected. However, should any director nominee named herein become unable or unwilling to serve if elected, it is intended that the proxies will be voted for the election, in his stead, of such other person as the Board of Directors of the Company may recommend.

Voting For Directors

Directors will be elected by a plurality of the votes cast by holders of the shares of Common Stock present, either in person or by proxy, at the Annual Meeting and entitled to vote. The Board of Directors recommends a vote “FOR” each of the nominees.

Information About Nominees and Continuing Directors

The following information is furnished with respect to the nominees and continuing directors:

Name	Age	Principal Occupation

Nominees for Terms of Office to Expire in 2009

Robert E. Bosworth	58	President and Chief Operating Officer of the Company since September 2005. Vice President-Corporate Finance of Livingston Company (merchant banking) from February 2001 to September 2005. Independent business consultant from January 1998 to February 2001. Director of Covenant Transport, Inc. (transportation). First elected a director of the Company in 1986.

Gary D. Chazen	55	Consultant to Metal Systems, Inc. (metal fabrication) since 2004. Consultant to PSC Metals, Inc. (metal recycling) since 2004. Partner of Perimeter Properties (real estate development) since 2002. President of Southern Foundry Supply, Inc. (metal recycling) from 1990-1997. Nominee for election.

Directors Whose Terms of Office Expire in 2007

Bill W. Stacy	67	Headmaster of the Baylor School since August 2004. Chancellor of the University of Tennessee at Chattanooga from 1997 until August 2004. Member of the Company’s Audit Committee. First elected a director of the Company in 2002.

Zan Guerry	57	Chairman of the Board of the Company since June 1990 and Chief Executive Officer of the Company since January 1998. Previously served as President of the Company from 1990 to 1998. Director of SunTrust Bank, Chattanooga, N.A. First elected a director of the Company in 1981.

Name	Age	Principal Occupation

Directors Whose Terms of Office to Expire in 2008

Samuel E. Allen	69	Chief Executive Officer of Globalt, Inc. (investment management) since 1990. Member of the Company’s Audit Committee. First elected a director of the Company in 1993.

Philip H. Sanford	52	Principal, Port Royal Holdings, LLC. (private equity investments) since August 2003. Chairman and Chief Executive Officer of The Krystal Company (restaurants) from July 1997 to August 2003. Member of the Company’s Audit Committee and Compensation Committee. First elected a director of the Company in 1999.

Ruth W. Brinkley	53	President and Chief Executive Officer of Memorial Health Care System, Chattanooga, Tennessee, an affiliate of Catholic Health Initiatives (health care), since 2002. Senior Vice President, Performance Management, of Catholic Health Initiatives from 1999 to 2002. First elected a director of the Company in 2005.

Director Compensation

In fiscal year 2005, all directors received annual compensation of $16,000 and supplemental life insurance coverage in varying amounts. In addition, directors who are not officers of the Company receive $1,000 for each meeting attended. Beginning in fiscal 2005, directors who served as the chair of the Audit Committee and Compensation Committee received additional annual compensation of $8,000 and $3,000, respectively. Under the terms of the Company’s 1999 Stock Plan for Non-Employee Directors (the “1999 Director Plan”), each outside director of the Company also receives a grant of 5,000 stock options on the date of such director’s initial election to the Board of Directors and a grant of 2,000 stock options on the date of each annual meeting of shareholders if such director’s term in office shall continue. The outside directors are also eligible for the award of Common Stock in lieu of cash director fees under the terms of the 1999 Director Plan.

Item 2—Ratification of Appointment of Independent Auditors for Fiscal Year 2006

The Audit Committee of the Board of Directors has appointed Grant Thornton LLP to serve as the Company’s independent auditors for fiscal year 2006. The Company is asking shareholders to ratify the Audit Committee’s selection. In the event the shareholders fail to ratify the appointment, the Audit Committee will consider it a direction to consider other auditors for the subsequent year. If the accompanying proxy is duly executed and received in time for the Annual Meeting, and if no contrary specification is made as provided therein, it is the intention of the persons named in the proxy to vote the shares represented thereby for the ratification of the appointment of Grant Thornton LLP as the Company’s independent auditors for fiscal year 2006. Representatives of Grant Thornton LLP are expected to be present at the meeting. They will be given the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of Grant Thornton LLP as the Company’s independent auditors for fiscal year 2006.

CORPORATE GOVERNANCE

The Company’s business is managed by its employees under the direction and oversight of the Board of Directors. Except for Messrs. Guerry and Bosworth, all of the Company’s Board members are “independent” as defined by rules of the National Association of Securities Dealers, Inc. (“NASD”). The Board limits membership of the Audit Committee and Compensation Committee to independent directors as defined by rules of the NASD and the Securities and Exchange Commission (“SEC”). Board members are kept informed of the Company’s business through discussions with management, materials provided to them by management and their participation in Board and Board Committee meetings.

The Board of Directors has adopted a Code of Business Conduct and Ethics that applies to all of the Company’s directors, officers and employees, a copy of which may be found on the Company’s website at www.chattem.com.

Board of Directors

Composition of Board

The Company’s Board of Directors is separated into three classes having staggered terms of three years. At present, two classes consist of two directors each and one class consists of three directors. The Board of Directors has determined that as of January 26, 2006, five of the Company’s seven incumbent directors (Messrs. Allen, Cheney, Sanford and Stacy and Ms. Brinkley) and Mr. Chazen, a nominee for election, are “independent” as defined by the rules of the NASD. No member of the Board of Directors serves on more than two other boards of directors of publicly-traded companies.

Board Meetings

The Board of Directors meets quarterly and may convene for special meetings when necessary. During the fiscal year ended November 30, 2005, the Board of Directors conducted a total of four regularly scheduled meetings and one special meeting. Each incumbent director attended 75% or more of the meetings of the Board of Directors and of any committees on which he served during this period. The Company has no established policy regarding board members’ attendance at the annual meeting of shareholders. Four of the Company’s then seven directors were present at the Company’s 2005 annual meeting of shareholders.

Director Nomination Procedure

The Company seeks to attract and retain highly qualified directors who are willing to commit the time and effort necessary to fulfill their duties and responsibilities as a director of the Company. The Board of Directors desires to maintain flexibility in choosing appropriate board candidates, and, therefore, has not adopted specific, minimum qualifications that must be met by a recommended nominee for a position on the Company’s Board of Directors. Board candidates are generally considered based on various criteria, including their business and professional skills and experiences, business and social perspective, personal integrity and judgment, and other factors the Board of Directors may deem relevant under the circumstances.

Director nominees are selected by a majority vote of the independent directors as defined by NASD rules, all of whom participate in the consideration of director nominees. The Board of Directors has adopted a resolution addressing the nominations process and such related matters as required under the federal securities laws. Given the size and composition of the Company’s Board of Directors, the Company does not have a separate nominating committee or a nominating committee charter.

The Board of Directors does not have a specific policy with regard to the consideration of director nominees submitted by a shareholder. The Board of Directors will evaluate nominees for directors submitted by a shareholder on the same basis as other nominees and does not believe a specific policy is appropriate or necessary given the size and composition of the Company’s Board and the infrequency with which director nominees have been submitted in the past.

Compensation Committee

The Compensation Committee currently is composed of Richard E. Cheney and Philip H. Sanford, each of whom is an independent, non-employee director who currently has no interlocking relationships as defined by the SEC. As required by NASD rules, the Compensation Committee reviews and approves the salary arrangements, including annual and long-term incentive awards and other remuneration, for all officers of the Company, including the chief executive officer and the president and chief operating officer. The Compensation Committee also is responsible for administration of the Company’s stock option plans (except for the 1999 Director Plan), the annual incentive plan and certain other plans. The Compensation Committee met five times in fiscal year 2005.

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee are set forth in the preceding section. In addition, prior to assuming the position of president and chief operating officer of the Company effective September 19, 2005, Robert E. Bosworth served as a member of the Compensation Committee. No member of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries at the time of such member’s service on the Compensation Committee during fiscal year 2005. None of the executive officers of the Company has served on the board of directors or on the compensation committee of any other entity that has or had executive officers serving as a member of the Board of Directors or Compensation Committee of the Company during fiscal year 2005.

Audit Committee

The responsibilities of the Audit Committee are described in the Amended and Restated Audit Committee Charter and in the following Audit Committee Report.

Audit Committee Report

Identification of Members and Functions of Committee

The Audit Committee of the Company’s Board of Directors is currently composed of three non-employee directors, Samuel E. Allen, Philip H. Sanford and Bill W. Stacy. Each member of the Audit Committee (i) is “independent” as defined by Rule 4200(a)(15) of the NASD listing standards, (ii) meets the criteria for independence set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934 (the “Exchange Act”), (iii) has not participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years, and (iv) is able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. Additionally, the Company has and will continue to have, at least one member of the Audit Committee who has past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. The Board of Directors has determined that Mr. Sanford is an “audit committee financial expert” as defined in applicable SEC rules.

Committee Charter

The Board of Directors has adopted a written charter for the Audit Committee. The Audit Committee Charter is reviewed and reassessed by the Audit Committee on an annual basis. The current Amended and Restated Audit Committee Charter was attached to the Company’s proxy statement dated March 5, 2004. In accordance with its written charter, the Audit Committee assists the Board in fulfilling its responsibility for overseeing the accounting, auditing and financial reporting processes of the Company. In addition, the Audit Committee selects the independent auditors of the Company for each fiscal year. The Audit Committee met ten times in person or via teleconference in fiscal year 2005. Prior to the release of quarterly earnings announcements in fiscal year 2005, the Audit Committee or a member of the Committee also reviewed and discussed the interim financial information contained therein with the Company’s independent auditors and the Company’s president and chief financial officer.

Auditor Independence

The Audit Committee received from Grant Thornton LLP written disclosures and a letter regarding its independence as required by Independence Standards Board Standard No. 1, describing all relationships between the auditors and the Company that might bear on the auditors’ independence, and discussed this information with Grant Thornton LLP. The Audit Committee specifically considered the provision of non-audit services by Grant Thornton LLP and concluded that the nature and scope of such services provided to the Company did not compromise Grant Thornton LLP’s independence. The Audit Committee also reviewed and discussed with management and with Grant Thornton LLP the quality and adequacy of the Company’s internal controls. The Audit Committee also reviewed with Grant Thornton LLP and financial management of the Company the audit plans, audit scope and audit procedures. The discussions with Grant Thornton LLP also included the matters required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended.

Review of Audited Financial Statements

The Audit Committee has reviewed the audited financial statements of the Company and its consolidated subsidiaries as of and for the fiscal year ended November 30, 2005, and has discussed the audited financial statements with management and with Grant Thornton LLP. Based on all of the foregoing reviews and discussions with management and Grant Thornton LLP, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended November 30, 2005 as filed with the SEC.

The foregoing report is submitted by the Audit Committee, consisting of Samuel E. Allen, Philip H. Sanford and Bill W. Stacy.

The foregoing should not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 (the “Securities Act”) or under the Exchange Act, except to the extent that the Company specifically incorporates the information by reference, and shall not otherwise be deemed to be soliciting material or to be filed under the Securities Act or the Exchange Act.

Audit Committee Pre-Approval of Services by the Independent Auditor

In accordance with its charter and applicable rules and regulations adopted by the SEC, the Company’s Audit Committee reviews and pre-approves any engagement of the independent auditor to provide audit, review, or attest services or non-audit services and the fees for any such services. The Audit Committee annually considers and, if appropriate, approves the provision of audit services by the independent auditor. In addition, the Audit Committee periodically considers and, if appropriate, approves the provision of any additional audit and non-audit services by the Company’s independent auditor that are neither encompassed by the Audit Committee’s annual pre-approval nor prohibited by applicable rules and regulations of the SEC. The Audit Committee has delegated to the chairman of the Audit Committee, Mr. Allen, the authority to pre-approve, on a case-by-case basis, any such additional audit and non-audit services to be performed by our independent auditor. Mr. Allen reports any decision to pre-approve such services to the Audit Committee at its next regular meeting.

Termination of Ernst & Young LLP; Engagement of Grant Thornton LLP

On April 20, 2005, the Company, acting upon the recommendation and approval of the Audit Committee, dismissed Ernst & Young LLP as the Company’s independent auditors and engaged Grant Thornton LLP to serve as the Company’s new independent auditors to audit the Company’s financial statements for fiscal year 2005.

The reports of Ernst & Young LLP on the Company’s financial statements for the two-year fiscal period ended November 30, 2004 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the two year fiscal period ended November 30, 2004, there were no disagreements between the Company and Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of Ernst & Young LLP, would have caused it to make reference to the matter of the disagreement in connection with its reports on the Company’s financial statements for such periods. None of the reportable events described under Item 304(a)(1)(v) of Regulation S-K occurred within the two year fiscal period ended November 30, 2004.

Audit and Non-Audit Fees

The following table presents fees billed to the Company for each of the fiscal years ended November 30, 2004 and November 30, 2005 for professional services rendered by the Company’s principal accountant for such services.

Type of Fees	2004	2005
Audit Fees (1)	$762,362	$853,608
Audit-Related Fees (2)	—	—
Tax Fees (3)	289,605	—
All Other Fees (4)	—	—

Total	$1,051,967	$853,608

(1)	Audit fees consist of services rendered for the audit of the annual financial statements, including required quarterly reviews, statutory and regulatory filings or engagements and services that generally only the auditor can reasonably be expected to provide.
(2)	Audit-related fees are for assurance and related services that are reasonably related to the performance of the audit or review of the financial statements or that are traditionally performed by the independent auditor.
(3)	Tax fees are for professional services rendered for tax compliance, tax advice and tax planning.
(4)	All other fees are for services other than those in the previous categories such as permitted corporate finance assistance and permitted advisory services.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Compensation Committee Report on Executive Compensation

Principles of Executive Compensation

The Company’s executive compensation program is designed to help the Company attract, motivate and retain the executive talent that the Company needs in order to maximize its return to shareholders. Toward that end, the Company’s executive compensation program attempts to provide strongly competitive compensation levels and incentive pay that varies based on corporate and individual performance.

The Company attempts to provide its executives with a total compensation package that, at expected levels of performance, is competitive with average market rates for executives who hold comparable positions or have similar qualifications in companies the Company’s size. Total compensation is defined to include base salary, annual incentives and long-term incentives. The Company determines competitive levels of compensation for executive positions based on information drawn from compensation surveys and compensation consultants. The Company does not necessarily consider pay levels for the peer companies included in the shareholder return graph, since these companies, in some cases, vary in size significantly from the Company.

The Company targets its base salary program at slightly below competitive market norms while placing more emphasis on long-term incentive compensation than is common in the market for comparable sized companies. Thus, the Company’s executive salaries tend to be slightly below the market average while its long-term incentive award opportunities are at or above average rates.

The Company’s incentive plans are designed to ensure that incentive compensation varies based upon the financial performance of the Company. However, some of the Company’s incentive payouts are based on annual performance while other incentive values are based on long-term (i.e., multi-year) performance. Also, the Company considers individual performance in its incentive plan. As a result, the total compensation levels for an executive in any given year may not reflect the Company’s overall bottom-line financial performance in that year.

Base Salary Program

The Company’s base salary program is based on a philosophy of providing salaries that are competitive with, but slightly below, market rates for companies of similar size. The Company believes that offering competitive rates of base pay plays an important role in its ability to attract and retain executive talent. Base salary levels are also based on each individual employee’s performance over time. Consequently, employees with higher levels of sustained performance over time will be paid correspondingly higher salaries. Salaries for executives are reviewed and revised annually based on a variety of factors, including individual performance (assessed in a qualitative fashion), general levels of market salary increases and the Company’s overall financial results. All salary increases are granted within a pay-for-performance framework.

Annual Incentive Plan

The Company’s annual incentive plan is intended to assist the Company in rewarding and motivating key employees, focuses strongly on Company and individual performance, and provides a fully competitive compensation package to plan participants. As a pay-for-performance plan, incentive awards are paid annually based on the achievement of performance objectives for the year. Under the plan, each plan participant is provided a range of potential annual incentive awards based on competitive award levels in the marketplace. The incentive award ranges are consistent with those provided by other companies similar in size to the Company. Actual awards paid under the plan are based on the Company’s corporate performance. Individual performance is also considered in determining actual award levels for each year, but is assessed in a non-formula fashion. The corporate annual incentive plan objective usually is earnings per share performance against plan. The specific objectives and standards under the plan are reviewed annually by the Company in order to ensure consistency with the Company’s business strategy and prevailing market conditions.

An annual incentive funding pool is created to pay awards achieved under the annual incentive plan. At targeted performance, the plan provides sufficient funding to pay competitive annual incentives to all plan eligible positions. However, the actual size of the annual incentive funding pool will vary based on corporate earnings per share performance. Aggregate payments under the annual incentive plan are generally limited by the size of the funding pool. Actual awards made to participants under the annual incentive plan are based on a combination of corporate and individual performance. Individual performance is assessed relative to various qualitative objectives and criteria, such as overall contribution to the Company’s success and successful implementation of business strategy.

Long-Term Incentives

The Company believes that its key employees should have an ongoing interest in the long-term success of the business. To accomplish this objective, the Company has historically provided long-term incentives to executives in the form of non-qualified stock options and grants of restricted stock.

The Company’s existing stock option plans are intended to reward participants for generating appreciation in the Company’s stock price. Stock options granted to the executive officers named in the Summary Compensation Table and certain other executives were awarded at 100% of the fair market value of the stock on the date of grant. All stock options have a term of not more than ten years. Generally, stock option grants vest at a rate of 25% per year beginning one year after the date of grant. The exercise price is payable in cash, shares of the Company stock or some combination thereof. No option holder has any rights as a shareholder for any shares subject to an option until the exercise price has been paid and the shares are issued to the employee.

Restricted stock granted by the Compensation Committee is subject to restrictions as to transferability and conditions of forfeiture as determined by the Committee. Each grant of restricted stock is made pursuant to an agreement which specifies the restrictions thereon and the terms and conditions governing the termination of such restrictions. Shares of restricted stock granted to named executive officers as reflected in the Summary Compensation Table vest in equal one-fourth increments beginning on the first anniversary of the grant.

The Company’s overall stock option and restricted stock grant levels are established by considering market data for the Company’s stock and the number of shares reserved under the plan for grants. Individual stock option and restricted stock grants are based on the job level of each participant in the Company and individual performance. The Committee also considers the size of past stock option and restricted stock grants in determining the size of new grants.

The Compensation Committee believes that while options provide a strong alliance of the interests of management and shareholders generally, options have a limited effect in retaining qualified management personnel in periods in which market prices for publicly-traded stocks are generally volatile or decreasing. Consistent with this philosophy, the Company’s 2003 Stock Incentive Plan and 2005 Stock Incentive Plan are omnibus plans, which provide the Compensation Committee the discretion and flexibility to customize equity-based grants in light of changing circumstances or unique situations.

The Company’s compensation plans will continue to be periodically reviewed to ensure an appropriate mix of base salary, annual incentive and long-term incentive within the philosophy of providing strongly competitive total direct compensation opportunities.

2005 Chief Executive Officer Compensation

In accordance with rules of the NASD, the compensation of the chief executive officer is determined by the Compensation Committee. In fiscal year 2005, the chief executive officer was not present during voting or deliberations with respect to his compensation. As described above, the Company compensates all executives, including the chief executive officer, based upon both a pay-for-performance philosophy and consideration of market rates of compensation for each executive position. Specific actions taken by the Compensation Committee regarding the chief executive officer’s compensation are summarized below.

Base Salary

Consistent with the philosophy outlined above, the base annual salary for the Company’s chief executive officer was increased to $530,000 from $470,000, effective June 1, 2005.

Annual Incentive

The annual incentive earned by the Company’s chief executive officer for fiscal year 2005 performance was $499,375. This annual incentive award was based on competitive market annual incentive awards for chief executive officers in companies comparable in size to the Company, and adjusted to reflect both the chief executive officer’s performance and the Company’s growth in earnings per share against plan.

Long-Term Incentives

In fiscal year 2005, the Company’s chief executive officer received an award of options to acquire 65,000 shares of stock at an exercise price of $42.09. In fiscal year 2005, the Company’s chief executive officer received a grant of 12,000 shares of restricted stock.

The foregoing report is submitted by the Compensation Committee, consisting of Richard E. Cheney and Philip H. Sanford.

Summary of Cash and Certain Other Compensation

The following table sets forth information for the past three fiscal years concerning the compensation of the Company’s “named executive officers” (as such term is defined under Item 402(a)(3) of Regulation S-K) during the fiscal year ended November 30, 2005:

Summary Compensation Table

		Annual Compensation				Long-Term Compensation
Name and Principal Position	Fiscal Year	Salary	Bonus (1)	Other Annual Compensation		Restricted Stock Awards (5)	Securities Underlying Options Awarded	All Other Compensation (6)
Zan Guerry Chairman of the Board and Chief Executive Officer	2005 2004 2003	$500,000 451,154 418,441	$499,375 652,500 320,313	$285,070 467,172 668,391	(3) (4) (4)	$424,440 699,300 1,000,500	65,000 60,000 125,000	$55,315 52,702 40,566

A. Alexander Taylor II Former President and Chief Operating Officer (2)	2005 2004 2003	$339,154 401,154 368,441	$446,250 577,500 281,250	$226,891 467,172 —	(4) (4)	$424,440 699,300 —	65,000 60,000 125,000	$932,101 29,610 21,486

B. Derrill Pitts Vice President—Operations	2005 2004 2003	$182,506 175,222 168,937	$83,873 103,228 77,731	$55,766 — —	(4)	$106,110 — —	25,000 30,000 40,000	$22,504 18,610 14,959

Donald K. Riker Vice President—Research and Development and Chief Scientific Officer	2005 2004 2003	$180,812 173,817 167,969	$83,094 102,516 78,788	$55,766 — —	(4)	$106,110 — —	25,000 25,000 25,000	$15,741 13,775 9,348

Richard W. Kornhauser Vice President—Marketing	2005 2004 2003	$177,529 170,530 164,682	$81,585 100,509 75,867	$55,766 — —	(4)	$106,110 — —	25,000 30,000 40,000	$11,976 8,658 8,049

Charles M. Stafford Vice President—Sales	2005 2004 2003	$160,898 154,871 149,832	$73,942 91,445 69,026	$55,766 — —	(4)	$106,110 — —	25,000 25,000 25,000	$17,238 14,635 13,627

(1)	Represents amounts earned under the Company’s annual incentive plan for the years indicated.
(2)	Effective September 1, 2005, Mr. Taylor resigned his positions as President and Chief Operating Officer and as a director of the Company. Robert E. Bosworth was appointed as the Company’s President and Chief Operating Officer effective September 19, 2005.
(3)	Represents (i) reimbursement amount of $223,066 for the payment of federal income taxes resulting from Mr. Guerry’s receipt of restricted stock; (ii) a plane usage allocation of $45,504; and (iii) a car allowance of $16,500.
(4)	Represents amount reimbursed to the named executive for the payment of federal income taxes resulting from the executive’s receipt of restricted stock.
(5)	At November 30, 2005, a total of 439,000 shares of restricted stock had been granted with an aggregate value of $14,206,040. Shares of restricted stock vest in equal one-fourth increments beginning on the first anniversary of the grant. If dividends on common stock are declared by the Board of Directors, dividends also would be paid on the restricted stock, unless and until such stock is forfeited to the Company.
(6)

Represents (i) compensation of $12,256 and $9,318 for the 2005 fiscal year paid to Messrs. Guerry and Taylor for service on the Board of Directors; (ii) premiums paid by the Company under life insurance policies with respect to which the named executive is entitled to a death benefit as follows for the 2005 fiscal year: Mr. Guerry—$10,138; Mr. Taylor—$5,791; Mr. Pitts—$8,387; Dr. Riker—$6,291; Mr. Kornhauser—$3,566; and Mr. Stafford—$3,810; (iii) the Company’s contributions with respect to the Company’s Savings and Investment Plan for the named executive as follows for the 2005 fiscal year: Mr. Guerry—$9,800; Mr. Taylor—$8,334; Mr. Pitts—$8,424; Dr. Riker—$9,450; Mr. Kornhauser—$8,410; and Mr. Stafford—$8,400; (iv) with respect to Messrs. Guerry, Pitts and Stafford payments of $23,121, $5,693 and $5,028, respectively, that were paid or deferred in fiscal year 2005 under an agreement with certain long-term employees of the Company; and (v) an aggregate amount equal to $908,658 paid, payable or accrued to Mr. Taylor pursuant to the terms of his separation agreement.

Stock Option Grants in Last Fiscal Year

The following table contains information concerning the grant of stock options to the named executive officers during the fiscal year ended November 30, 2005:

Option Grants in Last Fiscal Year

Name	Number of Shares Underlying Options Granted		Individual Grants Percentage of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
						5%($)	10%($)
Zan Guerry	65,000	(1)	11.86%	42.09	04-20-12	$1,113,894	$2,595,895
A. Alexander Taylor II	65,000	(2)	11.86%	42.09	—	—	—
B. Derrill Pitts	25,000	(1)	4.56%	42.09	04-20-12	428,421	998,421
Donald K. Riker	25,000	(1)	4.56%	42.09	04-20-12	428,421	998,421
Richard W. Kornhauser	25,000	(1)	4.56%	42.09	04-20-12	428,421	998,421
Charles M. Stafford	25,000	(1)	4.56%	42.09	04-20-12	428,421	998,421

(1)	Effective November 30, 2005, the options were fully vested pursuant to an amendment to the grant agreements under which such options were granted.
(2)	Effective September 1, 2005, Mr. Taylor resigned his positions as President and Chief Operating Officer and as a director of the Company. Pursuant to the terms of Mr. Taylor’s separation agreement, the options expired and terminated on August 24, 2005.

Option Exercises and Holdings

The option exercises by the Company’s chief executive officer and the other named executive officers during the fiscal year ended November 30, 2005, as well as the number and total value of unexercised in-the-money options at November 30, 2005, are shown in the following table:

Aggregated Option Exercises in Last Fiscal Year

and Option Values at November 30, 2005

Name	Number of Shares Acquired On Exercise	Value Realized	Number of Securities Underlying Unexercised Options at Nov. 30, 2005 Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at Nov. 30, 2005 Exercisable/ Unexercisable
Zan Guerry	50,000	$2,023,750	192,500/107,500	$4,650,450/$1,294,900
A. Alexander Taylor II (1)	204,452	6,551,501	—	—
B. Derrill Pitts	48,500	1,676,788	48,001/47,999	1,115,898/545,012
Donald K. Riker	23,000	730,648	47,750/36,250	1,178,803/387,238
Richard W. Kornhauser	21,000	645,703	59,000/51,500	1,384,253/628,768
Charles M. Stafford	27,000	920,592	38,250/36,250	1,021,005/387,238

(1)	Effective September 1, 2005, Mr. Taylor resigned his positions as President and Chief Operating Officer and as a director of the Company.

Equity Compensation Plan Information

The following table provides information about the Company’s existing equity compensation plans as of November 30, 2005:

Plan Category	(A) Number of Securities to Be Issued Upon Exercise Of Outstanding Options, Warrants and Rights	(B) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(C) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A))
Equity Compensation Plans Approved by Shareholders(*)	1,752,875	$23.94	1,244,751
Equity Compensation Plans Not Approved by Shareholders	—	—	—

Total	1,752,875		1,244,751

(*)	These plans consist of (i) the 1998 Non-Statutory Stock Option Plan, (ii) the 2000 Non-Statutory Stock Option Plan, (iii) the 2003 Stock Incentive Plan, (iv) the 2005 Stock Incentive Plan, and (v) the 1999 Director Plan.

Pension Plan

In October 2000, the Company’s Board of Directors adopted an amendment to freeze the Chattem, Inc. Pension Plan effective December 31, 2000. No new participants will be allowed to enter the Pension Plan, and current participants will not be allowed to accrue further benefits after that date.

The frozen monthly accrued benefit payable at age 65 for each of the named executive officers is as follows:

Zan Guerry	$3,429/mo.
A. Alexander Taylor II	$889/mo.
B. Derrill Pitts	$4,745/mo.
Donald K. Riker	$0/mo.
Richard W. Kornhauser	$0/mo.
Charles M. Stafford	$3,152/mo.

Upon retirement, benefits are calculated on the basis of a normal retirement pension to be paid during the lifetime of the participant. Benefits will be paid in the form of a Qualified Joint and Survivor Annuity or Qualified Preretirement Survivor Annuity, unless one of the following options is appropriately elected:

(i)	A reduced annuity benefit to be paid monthly over 5, 10 or 15 years and thereafter for the participant’s life;

(ii)	A reduced annuity benefit to be paid during the participant’s life with one-half of the reduced benefit to be continued to the spouse for the spouse’s life;

(iii)	A reduced annuity benefit to be paid during the participant’s life with either three-fourths of or the full-reduced benefit to be continued to the spouse for the spouse’s life;

(iv)	A single lump sum payment; or

(v)	A single life annuity.

Agreements With Executive Officers

The Company has entered into an employment agreement with Mr. Guerry. The employment agreement has a rolling three-year term which renews automatically each year for a new three-year term absent the election of either party to terminate the employment agreement at the end of the current three-year term. The employment agreement provides for a base salary as adjusted from time to time by the Compensation Committee of the Board of Directors and the executive’s participation in the annual bonus plan and stock option plans of the Company as determined from time to time by the Compensation Committee of the Board of Directors. The employment agreement is intended to secure the long-term commitment of Mr. Guerry to remain in the Company’s employ and impose restrictions on competitive employment should he leave the Company’s employment for any reason. The employment agreement prohibits Mr. Guerry from competing with the Company with respect to existing Company brands or using confidential information for a period of 18 months after termination of employment in exchange for a monthly noncompetition payment equal to 75% of his then established base salary. Upon the early termination of the employment agreement by the Company without cause, Mr. Guerry would also be entitled to a liquidated damages payment in a lump sum equal to 25% of his base salary that would have been payable over the remainder of the term subject to an obligation to repay a pro rated portion of the amount if he is able to secure comparable employment during the remaining period of the term.

On August 24, 2005, the Company entered into a separation agreement with Mr. Taylor, pursuant to which Mr. Taylor resigned his positions as President and Chief Operating Officer and as a director of the Company effective September 1, 2005 (the “Termination Date”). Under the terms of the separation agreement, Mr. Taylor has received or will receive the following benefits in full satisfaction of the Company’s obligations under the terms of Mr. Taylor’s employment agreement dated as of August 1, 2000 (the “Employment Agreement”): (i) 75% of his then established base salary for a period of six months payable in a lump sum on March 1, 2006, (ii) 75% of such base salary for a period of 12 months payable in equal monthly installments beginning on April 1, 2006; (iii) 25% of such base salary for the then remaining period of the Employment Agreement (i.e., 35 months) payable in a lump sum on March 1, 2006; and (iv) certain health, medical and life insurance benefits until August 31, 2008. In addition, Mr. Taylor received a bonus payable to him on March 1, 2006 as a result of his participation in the Company’s fiscal year 2005 corporate bonus plan on a full year basis, and, as of the

Termination Date, he received immediate vesting in 43,750 shares of restricted stock previously granted to him. Also under the terms of the separation agreement, Mr. Taylor has agreed to a non-disparagement provision, to provide transition assistance for a period of 18 months after the Termination Date, to grant a general release to the Company, not to compete with or solicit employees of the Company for a period of 18 months after the Termination Date, to a standstill provision with respect to acquiring shares or influencing the control of the Company for a period of 18 months after the Termination Date and not to disclose confidential information or trade secrets of the Company.

The Company also has entered into separate severance agreements with Mr. Guerry and the other executive officers of the Company, including Messrs. Bosworth, Pitts, Riker, Kornhauser and Stafford. These severance agreements are operative only upon the occurrence of a change in control of the Company and are intended to secure continuity of management during, and an unbiased review of, any offer to acquire control of the Company and, in the case of Messrs. Bosworth, Pitts, Riker, Kornhauser and Stafford, impose various restrictions on competitive employment should they leave the Company’s employment. Absent a change in control of the Company, the severance agreements do not require the Company to retain any executive or to pay him any specified level of compensation.

The severance agreements become operative if the employment with the Company of one of these officers is terminated or constructively discharged within two years of the occurrence of a change in control of the Company, or if the officer elects to terminate his employment during a period of 60 days following the initial six-month period after the occurrence of a change of control of the Company. If the severance agreement becomes operative, the officer will be entitled to receive (i) a termination payment equal to 299 percent of his average annualized includable compensation from the Company, in the case of Mr. Guerry, and 200 percent of his average annualized includable compensation from the Company, in the case of Messrs. Bosworth, Pitts, Riker, Kornhauser and Stafford, during the five most recently completed fiscal years and (ii) the continuation of certain Company-provided benefits for a period of two years thereafter. Includable compensation for purposes of calculating the severance benefit generally includes all compensation paid to the officer by the Company and will be calculated in accordance with the applicable provisions of the Internal Revenue Code.

A change of control of the Company will be deemed to occur if (i) there is a change of one-third or more of the directors of the Company within any 12-month period; (ii) there is a change of one-half or more of the directors of the Company within any 24-month period; or (iii) any person acquires ownership of or the right to vote 35% or more of the Company’s outstanding voting shares.

Comparative Performance by the Company

The following is a chart comparing the cumulative total return to shareholders of the Company, assuming reinvestment of dividends, for the five-year period ending at the end of fiscal year 2005 with the return from the S&P 500 Index, the Company’s present peer group of public companies engaged in either the functional toiletries, cosmetics or non-prescription drug business (the “New Peer Group”) and the peer group reported in the Company’s prior proxy statement (the “Old Peer Group”), for the same period. The New Peer Group consists of the following companies: Playtex Products Inc., Church & Dwight, Inc., Prestige Brands Holdings, Inc., Helen of Troy Ltd. and Elizabeth Arden, Inc. The Company modified the Old Peer Group by removing Del Laboratories, Inc., which is no longer a publicly-traded company, Columbia Laboratories, Inc. and Alberto Culver Co., and replacing those companies with Prestige Brands Holdings, Inc., Helen of Troy Ltd. and Elizabeth Arden, Inc., which are believed to be more similar to the Company in terms of business operations and size.

	2000	2001	2002	2003	2004	2005
Chattem, Inc.	$100	$303.60	$854.69	$657.33	$1,486.06	$1,303.50
S&P 500	$100	$86.65	$71.20	$80.47	$89.27	$95.02
New Peer Group	$100	$130.89	$142.17	$181.45	$211.08	$218.03
Old Peer Group	$100	$118.99	$137.62	$163.57	$184.29	$194.88

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under federal securities laws, the Company’s directors, executive officers and holders of 10% or more of the Company’s Common Stock are required to report, within specified monthly and annual due dates, their initial ownership in the Company’s Common Stock and all subsequent acquisitions, dispositions or other transfers of beneficial interests therein, if and to the extent reportable events occur which require reporting by such due dates. Based solely on representations and information provided to the Company by the persons required to make such filings, the Company believes that all filing requirements were complied with during the last fiscal year.

SHAREHOLDER COMMUNICATIONS

General

Shareholders of the Company may send communications to the Company’s Board of Directors by writing to the Board of Directors in care of the Company’s Secretary at the Company’s principal executive office address.

Shareholder Proposals

Under SEC rules, proposals from the Company’s eligible shareholders for presentation for action at the 2007 Annual Meeting of Shareholders must be received by the Company no later than November 3, 2006, in order to be considered for inclusion in the Proxy Statement and Proxy for that Annual Meeting. Any such proposals, as well as any questions relating thereto, should be directed to the Secretary of the Company at the Company’s principal executive offices.

Under the Company’s By-Laws, and as SEC rules permit, shareholders must follow certain procedures to nominate a person for election as a director at an annual or special meeting, or to introduce an item of business at an annual meeting. Under these procedures, shareholders must submit the proposed nominee or item of business by delivering a notice to the Secretary of the Company at the Company’s principal executive offices. The Company must receive notice as follows:

•	Normally, the Company must receive notice of a shareholder’s intention to introduce a nomination or proposed item of business for an annual meeting not less than 90 days prior to the anniversary date of the immediately preceding annual meeting of shareholders. Assuming that the Company’s 2006 Annual Meeting is held on schedule, the Company must receive notice pertaining to the 2007 Annual Meeting no later than January 12, 2007.

•	However, if the Company holds the annual meeting on a date that is not within 30 days before or after such anniversary date, the Company must receive the notice no later than the close of business on the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs.

•	If the Company holds a special meeting to elect directors, the Company must receive a shareholder’s notice of intention to introduce a nomination no later than the close of business on the tenth day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs.

A notice of a proposed nomination must include certain information about the shareholder and nominee. A notice of a proposed item of business must include a description of and the reasons for bringing the proposed business to the meeting, any material interest of the shareholder in the business, and certain other information about the shareholder.

The Board and the Company’s management know of no other matters or business to be presented for consideration at the Annual Meeting. If, however, any other matters properly come before the Annual Meeting or any adjournment(s) thereof, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their best judgment on any such matters. The persons named in the enclosed proxy may also, if they deem it advisable, vote such proxy to adjourn the Annual Meeting from time to time.

Zan Guerry

Chairman of the Board and

Chief Executive Officer

March 3, 2006

CHATTEM, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF SHAREHOLDERS

APRIL 12, 2006

The undersigned, having received the Notice of Annual Meeting and the Proxy Statement dated March 3, 2006, appoints ZAN GUERRY, ROBERT E. BOSWORTH and THEODORE K. WHITFIELD, JR., and each of them proxies, with full power of substitution and revocation, to represent the undersigned and to vote all shares of Chattem, Inc., which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on April 12, 2006, at the principal executive offices, 1715 West 38th Street, Chattanooga, Tennessee 37409, at one o’clock p.m. local time, and any adjournment(s) thereof, as specified in this Proxy:

Dated:__________________________________________

Signature of Shareholder

Signature of Shareholder

This proxy should be dated, signed by the shareholder as the name appears herein. Joint owners should each sign personally, and trustees and others signing in a representative capacity should indicate the capacity in which they sign.

The Board of Directors recommends affirmative votes for Items 1 and 2, and IF NO CONTRARY SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2. The Board of Directors knows of no other matters that may properly be or which are likely to come or be brought before the meeting. However, if any other matters are properly brought before the meeting or any adjournment(s) thereof, the persons named in this proxy or their substitutes will vote in accordance with their best judgment on such matters.

1.	Election of Directors

☐ FOR all nominees (except as marked to the contrary below)	☐ WITHHOLD AUTHORITY (to vote for all nominees listed below)
INSTRUCTION:	TO WITHHOLD AUTHORITY TO VOTE FOR ONE OR MORE OF THE NOMINEES, STRIKE A LINE THROUGH HIS NAME IN THE LIST BELOW:

(1) ROBERT E. BOSWORTH                            (2) GARY D. CHAZEN

2.	Ratification of the appointment of Grant Thornton LLP as the Company’s independent auditors for fiscal year 2006.

☐  FOR                        ☐  AGAINST                        ☐  ABSTAIN

3.	In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment(s) thereof.